Exhibit 23.1






                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------



Cubic Energy, Inc.



We hereby consent to the use in the Form 10-KSB/A Amendment No. 1 filing of our report dated September 23, 2005, relating to the balance sheet of Cubic Energy, Inc. as of June 30, 2005 and 2004, and the related statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended June 30, 2005, which are contained in that filing, and which are incorporated by reference in the Form SB-2 Registration Statement of Cubic Energy, Inc.



                                                   PHILIP VOGEL & CO., PC

                                                   /s/ Philip Vogel & Co., PC




Dallas, Texas
December 9, 2005